                                                                    Exhibit 99.1

                         Form 4 Joint Filer Information

Names of the
Reporting Persons: o  Coliseum Capital Management, LLC, a Delaware limited liability company ("CCM");

                   o  Coliseum Capital, LLC, a Delaware limited liability
                      company ("CC");

                   o  Coliseum Capital Partners, L.P., a Delaware limited
                      partnership ("CCP");

                   o  Coliseum Capital Partners II, L.P., a Delaware limited
                      partnership ("CCP2" and,together with CCP, the "Funds");

                   o  Adam Gray ("Gray"); and

                   o  Christopher Shackelton ("Shackelton"), a member of the
                      board of directors of Advanced Emissions Solutions, Inc.
                      (the "Issuer").

Non-Derivative
Securities         The Reporting Persons acquired the shares of the Issuer's
                   common stock, $0.001 par value per share ("Shares")
                   as follows:

                   Transaction  Amount of   Price      Amount of Securities
                   Date         Securities             Beneficially Owned
                                Acquired               Following Reported
                                                       Transactions

                   -------------------------------------------------------------
                   07/23/2014   2,070(1)    $20.85(2)  2,095,404(3)
                   -------------------------------------------------------------

-------------------

(1) Pro-rated number of Shares awarded pursuant to the Director Compensation
Arrangement under the Issuer's Amended and Restated 2007 Equity Incentive Plan
upon Shackelton's appointment to the Issuer's board of directors. Shares are restricted and vest pro-rata for board service term from July 23, 2014 through
May 31, 2015. As of February 13, 2015, 708 of these Shares are unvested and are subject to forfeiture. These securities were received by CCP pursuant to an agreement under which Christopher Shackelton assigned to CCP the right to receive all compensation (including equity compensation) that Shackelton would otherwise receive as a director of the Issuer. CC serves as the general partner for CCP, and CCM serves as investment advisor to each of the Funds and a separate account investment advisory client of CCM. Shackelton and Gray are managers of and have an ownership interest in CC and may be deemed to have an indirect pecuniary interest in the securities held by CCP due to CC's right to receive performance-related fees from CCP. Each of CCP, Shackelton and Gray disclaims beneficial ownership of the securities reported herein except to the extent that of that person's pecuniary interest therein.

(2) Closing price on grant date.

(3) Following the transactions reported herein, a separate account investment advisory client of CCM directly beneficially owned 476,243 shares of Stock, CCP directly beneficially owned 1,280,351 shares of Stock and CCP2 directly beneficially owned 338,810 shares of Stock. Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein except to the extent that of that person's pecuniary interest therein.